EXHIBIT 5.1

[Letterhead of Michael C. Keefe]

March 30, 2017

Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550

Re:  Mistras Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Mistras Group, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), for the registration of 1,700,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”) that may be issued under the Mistras Group, Inc. 2016 Long-Term Incentive Plan (the “Plan”).

In rendering the opinion set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, the following: (i) the Plan; (ii) the Registration Statement in the form to be filed under the Act; (iii) the Second Amended and Restated Certificate of Incorporation, as amended to date and currently in effect; (iv) the Amended and Restated By-Laws of the Company, as amended to date and currently in effect; (v) certain resolutions of the Board of Directors of the Company (the “Board”) relating to the Plan, the filing of the Registration Statement and certain related matters; (vi) the certificate and report of the inspector of voting at the Company’s annual meeting of shareholders held on October 18, 2016; and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan and the agreements that accompany the Plan, will be validly issued, fully paid and nonassessable.

I am a member of the bar of the State of New Jersey and I do not express any opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael C. Keefe
Michael C. Keefe